Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	Access One Flex High Yield Fund (Series 1)
	Access One Flex Bear High Yield Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD/174U1  Investor Class shares
	 72DD2/74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding at October 31, 2007:

	Total Income	NAV	Income Distributions	Shares Outstanding
	Distributions (000's)		per share
Investor Class
Flex High Yield	 3,452 	 28.74 	 1.51 	 862,418
Flex Bear High Yield	 -   	 27.45 	 -   	 4,704,648

Service Class
Flex High Yield	 332 	 28.74 	 1.28 	 199,124
Flex Bear High Yield	 -   	 26.74 	 -   	 486,698

Class A
Flex High Yield	 126 	 28.96 	 1.45 	 74,113
Flex Bear High Yield	 -   	 27.27 	 -   	 65